Exhibit 99.1

Xencor Reports Fourth Quarter and Full Year 2013 Financial Results

Conference call to be held at 4:30 p.m. EDT

Monrovia, CA — March 19, 2014 — Xencor Inc. (NASDAQ: XNCR), a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune diseases, asthma and allergic diseases, and cancer, today reported financial results for the fourth quarter and full year ended December 31, 2013 and provided a review of business highlights.

“We are very pleased that Xencor now has five clinical programs ongoing, internally and with partners, employing our XmAb® antibody engineering technology with a sixth program starting soon,” said Bassil Dahiyat, Ph.D., President and CEO of Xencor. “Our technology enables subtle changes to the natural structure of monoclonal antibodies to selectively augment their functions, for example to regulate immune responses and antigen levels, increase cytotoxicity, or extend half-life, offering innovative approaches to treating disease and potential clinical advantages over other treatments. Having recently completed our successful public offering in December 2013, we believe we are well positioned to continue to advance our pipeline. Our XmAb7195 program for asthma and allergic disease is expected to enter the clinic in the first half of 2014, and there are several other candidates in preclinical development at Xencor and with partners which would expand the scope of our technology. We also plan to seek additional licensing and partnering opportunities to maximize the potential of our novel platform.”

Pipeline and Business Highlights

XmAb7195

•                  Advanced development of XmAb7195 in asthma and allergic disease with plans to file an Investigational New Drug application with the US Food and Drug Administration and initiate a Phase 1a clinical trial in the first half of 2014, with preliminary data anticipated by the end of 2014.

•                  Completed preclinical studies demonstrating that XmAb7195 reduces IgE in a variety of in vivo models, including those with very high IgE, with improved reduction of IgE compared to Xolair. XmAb7195 binds IgE and simultaneously engages the FcγRIIb pathway via its XmAb Fc domain to rapidly clear IgE from the circulation.

XmAb5871

•                  In January 2013, initiated a Phase 1b/2a clinical trial of XmAb5871 in patients with moderate to severe rheumatoid arthritis and dosed the first patient in the Phase 2a part of the trial in October 2013. The trial initiation triggered a milestone payment to Xencor from Amgen. Top-line data from the Phase 2a trial is expected in the second half of 2014.

•                  XmAb5871 is the most advanced of Xencor’s class of therapeutic antibodies targeting the FcγRIIb pathway via its XmAb Fc domain, which shows potential to suppress autoimmune disorders without the side effects caused by B-cell depletion.

MOR208 (XmAb5574)

•                  In October 2013, with MorphoSys AG, announced completion of the Phase 1/2a clinical trial evaluating MOR208 (XmAb5574) in patients with relapsed or refractory chronic lymphocytic leukemia (CLL/SLL). The final study results, including an extended treatment arm, showed an overall response rate of 29.6% (according to IWCLL 2008 criteria) based on the safety population of the trial (n=27), up from the previously reported 14.8%.

•                  In the second quarter of 2013, MorphoSys dosed the first patients in both a Phase 2 clinical trial of MOR208 in B-cell acute lymphoblastic leukemia (B-ALL) and a Phase 2 clinical trial in non-Hodgkin lymphoma (NHL). MOR208 is a potent anti-CD19 monoclonal antibody Fc optimized for high cytotoxic function to which MorphoSys licensed exclusive worldwide rights from Xencor in 2010.

Technology Licenses

•                  In July 2013, entered into a technology license and option agreement to provide Merck access to one of Xencor’s Fc engineering patents for a therapeutic monoclonal antibody.

•                  In March 2013, entered into a technology license agreement with CSL Limited to provide CSL access to Xencor’s Xtend™ half-life extension technology to optimize the performance of CSL’s monoclonal antibodies.

•                  In January 2013, entered into a technology license agreement with Alexion to provide Alexion access to  Xtend half-life extension technology to optimize the performance of its monoclonal antibodies.

Initial Public Offering

•                  In December 2013, completed an initial public offering on the NASDAQ Global Market resulting in net proceeds of approximately $72.5 million.

Fourth Quarter and Full Year Ended December 31, 2013 Financial Results

Cash and cash equivalents totaled $78.0 million as of December 31, 2013, compared to $2.3 million on December 31, 2012. The cash includes the $72.5 million in net proceeds from the initial public offering of 14.6 million shares of the Company’s common stock, which closed in December 2013.

Revenues for the fourth quarter ended December 31, 2013 were $1.7 million, compared to $2.4 million in the same period of 2012. Revenues for the full year 2013 were $10.2 million, compared to $9.5 million in the same period of 2012. Revenues are earned from technology licensing fees and milestone payments from Xencor’s partners for the license of its drug candidates and use of its proprietary XmAb antibody engineering technologies.

Research and development expenditures for the fourth quarter ended December 31, 2013 were $4.1 million, compared to $3.9 million for the same period in 2012. Research and development expenditures were $17.0 million for the full year ended December 31, 2013, compared to $12.7 million for the same period in 2012. Increases were primarily due to increased spending on the Company’s two lead clinical programs, XmAb7195 and XmAb5871.

General and administrative expenses in the fourth quarter ended December 31, 2013 were $1.3 million, compared to $1.0 million for the same period in 2012. General and administrative expenses were $3.7 million in the full year ended December 31, 2013, compared to $3.1 million for the same period in 2012. The increase primarily reflects increased compensation expenses and professional fees.

Net loss for the fourth quarter ended December 31, 2013 was $3.7 million compared to a net loss of $3.1 million for the same period in 2012. The increase in loss reflects lower licensing and milestone fees of $0.6 million earned in 2013. Net loss for the full year ended December 31, 2013 was $60.3 million, or $(3.85) on a fully diluted per share basis, compared to net loss of $8.6 million, or $(118.86) on a fully diluted per share basis, for the same period in 2012. The 2013 net loss includes a loss on the settlement of convertible notes of $48.6 million and related accrued interest expense of $1.2 million; these non-cash charges are reported as other expenses in our 2013 earnings. The weighted-average shares outstanding used to compute earnings per share was 15,645,789 for the year ended December 31, 2013, compared to 72,302 for the year ended December 31, 2012.

Financial Guidance

Based on current operating plans Xencor said it expects to have sufficient cash to fund research and development programs and operations through 2016. Xencor expects to end 2014 with approximately $54.5 million in cash and cash equivalents.

About Xencor, Inc.
Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune diseases, asthma and allergic diseases, and cancer. Currently, five antibodies are in clinical development internally and with partners that have been engineered with Xencor’s XmAb® technology. Xencor’s internally-discovered programs include XmAb5871, in Phase 1b/2a clinical trials for the treatment of rheumatoid arthritis and lupus, XmAb7195 in preclinical development for the treatment of asthma, and XmAb5574/MOR208 which has been licensed to Morphosys AG and is in Phase 2 clinical trials for the treatment of acute lymphoblastic leukemia and non-Hodgkin lymphoma. Xencor’s XmAb antibody engineering technology enables small changes to the structure of monoclonal antibodies resulting in new mechanisms of therapeutic action. Xencor partners include Amgen, Merck, Janssen R&D LLC, Alexion and Boehringer Ingelheim.

For more information, please visit www.xencor.com.

Forward Looking Statements

Certain statements included in this press release may be considered forward-looking, including the quotation from our President and CEO and any expectations relating to our clinical trials or our capital requirements. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. All forward-looking statements are based on Xencor’s current beliefs as well as assumptions made by and information currently available to Xencor and relate to, among other things, anticipated financial performance, business prospects, strategies, regulatory developments, clinical trial enrollment and results, market acceptance and future commitments. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Due to risks and uncertainties, including the risks and uncertainties identified by Xencor in its public securities filings; actual events may differ materially from current expectations. Xencor disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:
John Kuch, Vice President, Finance

Xencor

Tel: 626-737-8013

jkuch@xencor.com

Corporate Communications Contact:

Jason I. Spark
Canale Communications for Xencor
Tel: 619-849-6005
jason@canalecomm.com

Xencor, Inc.

Balance Sheets

(in thousands)

	December 31,
	2013	2012

Assets
Current assets
Cash and cash equivalents	$77,975	$2,312
Other current assets	119	527
Total current assets	78,094	2,839

Property and equipment, net	307	283
Intangible assets, net	8,814	8,460
Other assets	100	77

Total assets	$87,315	$11,659

Liabilities, mezzanine equity and stockholders’ equity (deficit)
Current liabilities
Accounts payable and accrued liabilities	$4,026	$2,601
Current portion of deferred revenue	3,444	1,948
Current portion of capital lease obligations	9	7
Convertible promissory notes payable	—	20,923
Total current liabilities	7,479	25,479

Deferred revenue, less current portion	6,302	5,672
Capital lease obligations, less current portion	—	10
Total liabilities	13,781	31,161

Mezzanine equity	—	146,766
Stockholders’ equity (deficit)	73,534	(166,268)

Total liabilities, mezzanine equity and stockholders’ equity (deficit)	$87,315	$11,659

Xencor Inc.

Statements of Operations

(in thousands, except share and per share data)

	Three months ended December 31,		Year ended
	2013	2012	2013	2012

Revenues	$1,744	$2,425	$10,172	$9,524

Operating Expenses:
Research & Development	4,144	3,945	17,000	12,668
General and Administrative	1,310	1,004	3,692	3,086
Total operating expenses	5,454	4,949	20,692	15,754

Loss from Operations	(3,710)	(2,524)	(10,520)	(6,230)

Other income	9	62	31	97
Interest Expense	(1)	(650)	(1,213)	(2,461)
Loss on settlement of notes	—		(48,556)	—
Total other expense, net	8	(588)	(49,738)	(2,364)

Net loss	$(3,702)	$(3,112)	$(60,258)	$(8,594)

Fully diluted net loss per share			$(3.85)	$(118.86)

Weighted average number of shares used in computing net loss per share, fully diluted			15,645,789	72,302